UNITED STATES
SECURITIES and EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

November 22, 2013

Tengasco, Inc.
(Exact Name of Registrant as specified in its charter)

Commission File Number 1-15555

Delaware	87-0267438
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

123 Center Park Drive, Suite 104, Knoxville, Tennessee 37922
(Address of Principal Executive Office)

(865) 675-1554
(Registrant's Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 22, 2013, Richard M. Thon was elected as an independent director to the Board of Directors of the Company and was appointed as a member of the Audit and Compensation Committees of the Board.  All three previous members of the Board continue to serve as directors, and Mr. Thon thus constitutes the fourth member of the Board, which may consist of between three and ten directors under the provisions of the bylaws of the Company.  The Audit Committee now consists of directors Matthew Behrent as Chairman and Richard M. Thon and the Compensation Committee consists of directors Hugh Brooks as Chairman,  Matthew Behrent, and Richard M. Thon.

The experience, professional qualifications, and skills gained by Mr. Thon and demonstrated during a career spanning several decades in the fields of banking and finance directly apply to the business needs of the Company and lead to the conclusions that Mr. Thon will provide significant benefit to the Board, and that he is eminently qualified to serve as a Director of the Company.

Richard M. Thon is 58 years old.  He began a career with ARAMARK Corporation in 1987.  ARAMARK is based in Philadelphia, has 250,000 employees worldwide, and provides food services, facilities management, and uniform and career apparel to health care institutions, universities, and businesses in 22 countries.  Mr. Thon served in various capacities in the Corporate Finance Department of ARAMARK culminating with the position of Assistant Treasurer when he retired in June 2002.  His responsibilities included bank credit agreements, public debt issuance, interest rate risk management, foreign subsidiary credit agreements, foreign exchange, letters of credit, insurance finance, off-balance-sheet finance, and real estate and equipment leasing. Prior to joining ARAMARK, Mr. Thon was a Vice President in the International Department of Mellon Bank.

Since his retirement in 2002, Mr. Thon has served in a variety of volunteer charitable and civic activities. In addition, during a portion of the past five years, he served on the boards of ACT Conferencing, Inc. and Horizons Unlimited Geriatric Education Corporation.  Mr. Thon currently serves on the board of Boston Restaurant Associates, Inc.  Mr. Thon received a B.A. in Economics degree from Yale College in 1977 and a Masters of Business Administration degree in Finance from The Wharton School, University of Pennsylvania in 1979.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: November 25, 2013.	Tengasco, Inc.

	By:	s/Michael J. Rugen
Michael J. Rugen,
Chief Executive Officer